EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Emtec, Inc. of our report dated November 26, 2008, relating to our audit of the consolidated financial statements, which appear in the Annual Report on Form 10-K of Emtec, Inc. for the year ended August 31, 2008.

/s/ McGladrey & Pullen, LLP

Blue Bell, Pennsylvania
November 4, 2009